Exhibit 99.1

Genie Energy Announces Fourth Quarter and Full-Year 2021 Results

Strong risk and portfolio management drives 53% increase in fourth quarter gross profit
Genie Retail International generates fourth quarter revenue growth of 64%
Finishes the year with strongest balance sheet in recent history

Newark, NJ – March 10, 2022: Genie Energy, Ltd. (NYSE: GNE, GNEPRA), a leading retail energy provider in deregulated markets in the United States and Scandinavia and a provider of renewable energy solutions in the U.S., today announced results for its fourth quarter and full-year ended December 31, 2021.

“Genie finished the year on a high note, reporting strong numbers across our three segments,” said Michael Stein, chief executive officer. “We were well-positioned from a risk management perspective heading into the Winter months in our U.S. retail business (GRE), which allowed us to focus on higher-margin customers as lower margin aggregation deals expired. This rotation drove a 900-basis point expansion in gross margin in the segment year over year.

“Our strong position in Scandinavia (GREI) led to 63% revenue growth and 51% gross margin growth for the year. During the second half of the year, this market began to consolidate as higher energy prices decreased the number of market participants. We took advantage of these conditions with a small acquisition in the fourth quarter and will continue to put our balance sheet to work should additional opportunities arise.

“I was also encouraged by key trends in our renewables business. Gross profit increased 26%, and gross margin was up nearly 400%, as we transitioned from revenue generated by panel sales to service revenue. In 2022, we expect revenue and gross profit to accelerate as projects we signed or began in 2021 are completed in 2022.

“Finally, we finished with the strongest balance sheet we’ve had in recent years. The balance sheet, combined with our strong operating performance, gave us the confidence to reinstate our quarterly dividend, yielding approximately 5% at the time of the announcement. Overall, the fourth quarter and full-year 2021 were successful for Genie, and I’m very optimistic about our financial and operational outlook for 2022,” concluded Stein.

Fourth Quarter 2021 Highlights (versus 4Q20 unless otherwise noted)

●	Revenue increased 5.3% to $84.7 million;
●	Gross profit increased 53.0% to $29.6 million, and gross margin increased to 34.9% from 24.0%;
●	Income from operations increased to $10.7 million from $1.3 million; operating margin increased to 12.7% from 1.6%;

●	Adjusted EBITDA[1] increased to $12.5 million from $2.5 million;

●	GRE generated income from operations and Adjusted EBITDA of $8.7 million and $8.8 million, compared to $5.3 million and $5.4 million, respectively;
●	Net income attributable to GNE common stockholders was $27.6 million, and diluted income per share (EPS) was $1.06 compared to a net loss of ($1.7) million and diluted loss per share of ($0.06).

Full-Year 2021 Highlights (versus 2020 unless otherwise noted)

●	Revenue increased 1.9% to $363.7 million;
●	Gross profit increased 10.3% to $104.9 million, and gross margin increased to 28.8% from 26.6%;
●	Income from operations increased 51.3% to $33.1 million from $21.9 million; operating margin decreased to 9.1% from 6.1%;
●	Adjusted EBITDA increased to $37.7 million;
●	GRE generated income from operations and Adjusted EBITDA of $34.7 million and $36.0 million, compared to $36.5 million and $37.4 million, respectively;
●	Net income attributable to GNE common stockholders of $27.5 million, and diluted EPS of $1.05 (including $0.15 per share related to the Company’s exit from the U.K. market) compared to net income of $11.7 million and diluted EPS of $0.44;
●	Re-purchased 622,932 shares of GNE common stock for $3.8 million.

[1]	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA, as well as reconciliations to its most directly comparable GAAP measure.

Select Financial Metrics: 2021 versus 2020 as of 12/31/21*

(in $M except for EPS)	Q421	Q420	Change		2021	2020	Change
Total Revenue	$84.7	$80.5	5.3%		$363.7	$356.9	1.9%
Genie Retail - US (GRE)	$67.9	$69.9	-2.9%		$311.8	$304.4	2.4%
Electricity	$54.9	$60.5	-9.3%		$273.0	$270.9	0.8%
Natural Gas	$12.9	$9.4	38.0%		$38.8	$33.6	15.6%
Genie Retail - International (GREI)**	$15.5	$9.4	64.3%		$44.4	$27.3	62.8%
Electricity	$15.2	$9.3	63.7%		$43.3	$26.6	62.6%
Other	$0.3	$0.1	103.8%		$1.1	$0.6	69.9%
Genie Renewables	$1.3	$1.1	19.3%		$7.5	$25.2	-70.2%
Gross Margin	34.9%	24.0%	1089	bps	28.8%	26.6%	220	bps
Genie Retail - US (GRE)	34.5%	25.5%	900	bps	29.1%	29.0%	14	bps
Genie Retail - International (GREI)	37.8%	19.2%	1855	bps	25.2%	16.6%	862	bps
Genie Renewables	21.5%	-29.0%	5047	bps	37.1%	8.8%	2829	bps
Income from Operations	$10.7	$1.3	731.5%		$33.1	$21.9	51.3%
Operating Margin	12.7%	1.6%	1107	bps	9.1%	6.1%	297	bps
Net income attributable to Discontinued Operations	$24.7	$2.0	nm		$4.0	$0.8	427.9%
Net income (loss) attributable to GNE common stockholders	$27.6	$(1.7)	nm		$27.5	$11.7	135.9%
Diluted Earnings (Loss) Per Share	$1.06	$(0.06)	nm		$1.05	$0.44	138.6%
Adjusted EBITDA[1]	$12.5	$2.5	401.7%		$37.7	$27.4	37.6%
Cash Flow from Continuing Operating Activities***	$21.0	$1.2	nm		$21.3	$25.1	-14.8%

nm = not measurable/meaningful

*	Numbers may not add due to rounding
**	Orbit UK has been classified as a discontinued operation, and its results excluded from current and historical results
***	Net cash provided by operating activities

Select Business Metrics: 2021 versus 2020 as of 12/31/21**

Units in 1000s	Q421	Q420	Change
Retail Performance Metrics:
Retail Customer Equivalents (RCE)	301	389	(22.6)%
Genie Retail - US (GRE)***	260	337	(22.8)%
Electricity	189	284	(33.4)%
Natural Gas	71	53	33.5%
Genie Retail - International (GREI)	40	51	(21.5)%
Electricity	40	51	(21.5)%
Natural Gas	---	---
Meters in 1000s units	352	441	(20.1)%
Genie Retail - US (GRE)	285	368	(22.5)%
Electricity	210	303	(30.6)%
Natural Gas	75	65	15.9%
Genie Retail - International (GREI)	67	73	(8.2)%
Electricity	67	73	(8.2)%
Natural Gas	---	---	---
GRE Average Monthly Churn - Meters***
Gross Sales	33	59	(44.1)%
Churn	6.2%	5.3%	90	bps

**	Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

***	Excludes impact from the expiration aggregation deals

GRE delivered record levels of gross profit, income from operations, and Adjusted EBITDA for the quarter driven by strong margins in the retail book and mark-to-market increases in the value of its forward commodity positions after electricity and natural gas prices rose sharply. Operationally, GRE served 260k RCEs on December 31, 2021, a drop from the prior quarter-end as an aggregation deal did not renew, and the Company allowed certain less profitable meters to attrit in advance of the winter. While decreasing slightly compared to the year-ago quarter, per meter consumption remained well above pre-COVID levels. In addition, at 6.2% (excluding the impact from the expired aggregation deal), monthly churn was higher than usual due to the strategic decision not to renew certain customers. Looking ahead into 2022, the Company expects to increase its investment in new customer acquisition.

GREI revenue and Adjusted EBITDA growth were driven by higher consumption and mark to market prices in Scandinavia, which also benefitted gross margin.

Genie Renewables, which was re-organized to focus on higher-margin services projects, delivered a gross margin of 21.5% versus (29%) in the fourth quarter of 2020.

Balance Sheet and Cash Flow Highlights

On December 31, 2021, Genie Energy reported $229.5 million in total assets, including $103.5 million in cash, restricted cash and marketable equity securities. Liabilities totaled $118.7 million, and working capital (current assets less current liabilities) totaled $84.0 million. Non-current liabilities were $2.4 million. Subsequent to the end of the fourth quarter, cash and current liabilities were reduced by $21.5 million related to the exit from the U.K. market.

During the quarter ended December 31, 2021, cash provided by operating activities was $21.0 million compared to $1.2 million a year ago.

2022 Commentary

“For the first quarter to date, GRE and GREI, which are predominantly electricity-based, have been insulated against the volatility of energy prices due to our strong risk management programs. We continue to monitor our commodity positions vis-à-vis our customer portfolio in light of the current geopolitical climate, but we believe these businesses remain well-positioned.

“Beyond the first quarter, we currently plan to invest in sales and marketing activities to drive customer growth in GRE and GREI. Genie Renewables is positioned for robust growth during 2022 with current solar project signed contracts that, if constructed and completed, would triple our solar revenue from 2021. Overall, we expect Genie Renewables to deliver $15-20 million of revenue in 2022 while we continue to invest in opportunities that will drive medium to long-term growth,” concluded Stein.

Trended Financial Information:*,**

(in $M except for EPS, RCE and Meters)	Q120	Q220	Q320	Q420	Q121	Q221	Q321	Q421	2020	2021
Total Revenue	$104.1	$76.1	$96.3	$80.5	$107.5	$76.4	$95.1	$84.7	$356.9	$363.7
Genie Retail - US (GRE)	$79.1	$66.5	$88.9	$69.9	$90.7	$67.0	$86.3	$67.9	$304.4	$311.8
Electricity	$63.1	$61.1	$86.2	$60.5	$73.4	$91.9	$82.8	$54.9	$270.9	$273.0
Natural Gas	$16.1	$5.4	$2.7	$9.4	$17.3	$5.1	$3.5	$12.9	$33.6	$38.8
Genie Retail - International (GREI)**	$7.0	$5.0	$5.8	$9.4	$14.3	$7.1	$7.5	$15.5	$27.3	$44.4
Electricity	$6.9	$4.8	$5.6	$9.3	$14.2	$6.8	$7.1	$15.2	$26.6	$43.3
Other	$0.1	$0.2	$0.2	$0.1	$0.1	$0.3	$0.4	$0.3	$0.6	$1.1
Genie Renewables	$18.0	$4.6	$1.6	$1.1	$2.5	$2.3	$1.3	$1.3	$25.2	$7.5
Gross Margin	27.8%	25.6%	28.4%	24.0%	11.8%	27.8%	43.5%	34.9%	26.6%	28.8%
Genie Retail - US (GRE)	34.9%	25.7%	29.0%	25.5%	16.5%	27.4%	39.6%	34.5%	29.0%	29.1%
Genie Retail - International (GREI)	-4.1%	38.0%	18.7%	19.2%	-23.9%	27.9%	91.0%	37.8%	16.6%	25.2%
Genie Renewables	8.9%	11.4%	29.1%	-29.0%	44.9%	39.4%	34.0%	21.5%	8.8%	37.1%
Income (loss) from Operations	$9.2	$2.7	$8.6	$1.3	$(5.5)	$4.5	$23.3	$10.7	$21.9	$33.1
Operating Margin	8.9%	3.6%	9.0%	1.6%	-5.1%	5.9%	24.5%	12.7%	6.1%	9.1%
Net income (loss) attributable to Discontinued Operations	$0.0	$(1.1)	$(0.1)	$2.0	$(1.1)	$(3.2)	$(16.4)	$24.7	$0.8	$4.0
Net income (loss) attributable to GNE common stockholders	$5.5	$1.6	$6.4	$(1.7)	$(2.4)	$5.0	$(2.7)	$27.6	$11.7	$27.5
Diluted Earnings (Loss) Per Share	$0.20	$0.06	$0.24	$(0.06)	$(0.09)	$0.19	$(0.11)	$1.06	$0.44	$1.05
Adjusted EBITDA	$10.3	$5.0	$9.6	$2.5	$(4.4)	$5.5	$24.2	$12.5	$27.4	$37.7
Retail Performance Metrics:
Retail Customer Equivalents (RCE) in 1000s	360	375	391	389	400	384	383	301	nm	nm
Genie Retail - US (GRE)	330	343	350	337	347	330	336	260	nm	nm
Electricity	272	288	294	284	291	272	276	189	nm	nm
Natural Gas	58	55	56	53	56	58	60	71	nm	nm
Genie Retail - International (GREI)	30	32	41	51	53	55	46	40	nm	nm
Electricity	30	32	41	51	53	55	46	40	nm	nm
Natural Gas	---	---	---	---	---	---	---	---	nm	nm
Meters in 1000s units	431	426	438	441	447	434	428	352	nm	nm
Genie Retail - US (GRE)***	384	374	375	368	373	361	361	285	nm	nm
Electricity	313	311	309	303	308	292	289	210	nm	nm
Natural Gas	71	64	67	65	65	69	72	75	nm	nm
Genie Retail - International (GREI)	47	51	63	73	74	74	67	67	nm	nm
Electricity	47	51	63	73	74	74	67	67	nm	nm
Natural Gas	---	---	---	---	---	---	---	---	nm	nm
GRE Average Monthly Churn - Meters***
Gross Sales	69	40	44	59	60	35	46	33	212	144
Churn	4.3%	3.9%	3.7%	5.3%	4.9%	3.8%	4.0%	6.2%	4.4%	4.5%

nm = not measurable/meaningful

*	Numbers may not add due to rounding
**	Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results
***	Excludes impact from the expiration of aggregation deals

Earnings Announcement and Supplemental Information

Genie Energy will issue an earnings release over a wire service and post it in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) at 7:30 AM Eastern. The release also will be filed in a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the U.S.) or 1-973-528-0011 (international) and provide the following participant access code: 712004.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the U.S.) or 1-919-882-2331 (international) and providing the replay PIN: 44740. The replay will remain available through March 17, 2022. A recording of the call also will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in selected markets in Europe. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	December 31
(in thousands, except per share amounts)	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$95,492	$31,902
Restricted cash—short-term	6,657	6,271
Marketable equity securities	1,336	5,089
Trade accounts receivable, net of allowance for doubtful accounts of $6,365 and $4,819 at December 31, 2021 and 2020, respectively	52,357	48,370
Inventory	17,720	16,930
Prepaid expenses	4,994	4,453
Other current assets	21,789	3,166
Other current assets of discontinued operations	—	17,639
TOTAL CURRENT ASSETS	200,345	133,820
Property and equipment, net	297	247
Goodwill	11,755	11,879
Other intangibles, net	3,648	4,689
Deferred income tax assets, net	4,259	5,099
Other assets	9,161	7,480
Noncurrent assets of discontinued operations	—	24,125
TOTAL ASSETS	$229,465	$187,339
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Loans payable	$—	$1,453
Trade accounts payable	33,554	26,928
Accrued expenses	39,523	35,015
Income taxes payable	9,792	1,893
Due to IDT Corporation	532	257
Other current liabilities	2,125	2,891
Current liabilities of discontinued operations	30,766	29,036
TOTAL CURRENT LIABILITIES	116,292	97,473
Other liabilities	2,384	2,002
Noncurrent liabilities of discontinued operations	—	1,785
TOTAL LIABILITIES	118,676	101,260
Commitments and contingencies (Note 15 and Note 16)
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares – 10,000:
Series 2012-A, designated shares – 8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at December 31, 2021 and 2020	19,743	19,743
Class A common stock, $0.01 par value; authorized shares – 35,000; 1,574 shares issued and outstanding at December 31, 2021 and 2020	16	16
Class B common stock, $0.01 par value; authorized shares – 200,000; 26,620 and 25,966 shares issued and 24,615 and 24,646 shares outstanding at December 31, 2021 and 2020, respectively	266	260
Additional paid-in capital	143,249	140,746
Treasury stock, at cost, consisting of 2,005 and 1,320 shares of Class B common at December 31, 2021 and 2020, respectively	(14,034)	(9,839)
Accumulated other comprehensive income	3,160	3,827
Accumulated deficit	(29,115)	(56,658)
Total Genie Energy Ltd. stockholders’ equity	123,285	98,095
Noncontrolling interests	(12,496)	(12,016)
TOTAL EQUITY	110,789	86,079
TOTAL LIABILITIES AND EQUITY	$229,465	$187,339

 GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2021	2020
REVENUES:
Electricity	$316,320	$297,516
Natural gas	38,812	33,561
Other	8,593	25,853
Total revenues	363,725	356,930
Cost of revenues	258,864	261,877
GROSS PROFIT	104,861	95,053
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative (i)	71,770	71,784
Impairment of assets	—	1,397
Income from operations	33,091	21,872
Interest income	34	190
Interest expense	(427)	(328)
Unrealized (loss) gain on marketable equity securities and investments	(4,970)	348
Gain on sale of subsidiary	4,226	—
Other income, net	707	351
Income before income taxes	32,661	22,433
Provision for income taxes	(8,789)	(7,631)
NET INCOME FROM CONTINUING OPERATIONS	23,872	14,802
Income from discontinued operations, net of tax	3,970	752
NET INCOME	27,842	15,554
Net loss (income) attributable to noncontrolling interests	1,372	(2,399)
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD.	29,214	13,155
Dividends on preferred stock	(1,678)	(1,481)
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$27,536	$11,674

Amounts attributable to Genie Energy Ltd. common stockholders
Income from continuing operations	$23,566	$10,922
Income from discontinued operations	3,970	752
Net income attributable to Genie Energy Ltd.	$27,536	$11,674

Earnings per share attributed to Genie Energy Ltd. common stockholders
Basic
Income from continuing operations	$0.91	$0.42
Income from discontinued operations	0.15	0.03
Net income attributable to Genie Energy Ltd. common stockholders	$1.06	$0.45
Diluted
Income from continuing operations	$0.90	$0.41
Income from discontinued operations	0.15	0.03
Net income attributable to Genie Energy Ltd. common stockholders	$1.05	$0.44

Weighted-average number of shares used in the calculation of earnings per share
Basic	25,879	26,109
Diluted	26,316	26,813

Dividends declared per common share	$—	$0.33
(i) Stock-based compensation included in selling, general and administrative expenses	$2,930	$1,134

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2021	2020
OPERATING ACTIVITIES
Net income	$27,842	$15,554
Net income from discontinued operations, net of tax	3,970	752
Net income from continuing operations	23,872	14,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,282	2,962
Deferred income taxes	840	7,055
Provision for doubtful accounts receivable	1,750	2,844
Impairment of assets	—	1,397
Stock-based compensation	2,930	1,134
Equity in the net income of equity method investees	(438)	(59)
Loss on sale of assets, net	—	262
Unrealized loss (gain) on marketable equity securities and investment	4,970	(348)
Gain on sale of subsidiary	(4,226)	—
Gain on deconsolidation of subsidiaries	—	(98)
Change in assets and liabilities, net of effect of acquisition:
Trade accounts receivable	(7,473)	(2,281)
Inventory	(790)	(298)
Prepaid expenses	(932)	1,894
Other current assets and other assets	(20,358)	(4,011)
Trade accounts payable, accrued expenses and other current liabilities	11,713	(405)
Due to IDT Corporation	275	(124)
Income taxes payable	7,900	302
Net cash provided by operating activities of continuing operations	21,315	25,028
Net cash provided by (used in) discontinued operations	45,679	(1,909)
Net cash provided by operating activities	66,994	23,119
INVESTING ACTIVITIES
Capital expenditures	(126)	(167)
Purchase of marketable equity security and investment	(1,000)	(5,000)
Proceeds from the sale of subsidiary, net of cash disposed	4,550	—
Purchase of short-term equity investments	(750)	—
Repayment of notes receivables	13	12
Proceeds from sale of assets	—	2,672
Net cash provided by (used in) investing activities of continuing operations	2,687	(2,483)
Net cash used in investing activities of discontinued operations	—	(544)
Net cash provided by (used in) investing activities	2,687	(3,027)
FINANCING ACTIVITIES
Dividends paid	(1,480)	(10,142)
Purchases of Class B common stock	(3,847)	(1,704)
Repurchases of Class B common stock from employees	(348)	(460)
Repayment of notes payable	—	(867)
Proceeds from exercise of stock options	—	28
Proceeds from revolving line of credit	—	1,000
Repayment of revolving line of credit	—	(3,514)
Proceeds from loan	—	1,395
Repayment of loan payable	—	(930)
Net cash used in financing activities of continuing operations	(5,675)	(15,194)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30)	(268)
Net increase in cash, cash equivalents and restricted cash	63,976	4,630
Cash, cash equivalents and restricted cash (including discontinued operations) at beginning of year	38,173	38,554
Cash, cash equivalents and restricted cash (including discontinued operations) at end of year	102,149	43,184
Less: Cash of discontinued operations at end of year	—	(5,011)
Cash and cash equivalents and restricted cash (excluding discontinued operations) at end of year	$102,149	$38,173
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$433	$333
Cash payments made for income taxes	$49	$741

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter and Full Year 2021

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed for the fourth quarter and full year 2021, as well as for the third quarter 2020, Adjusted EBITDA on a consolidated basis and for its Genie Retail Energy segment. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of consolidated Adjusted EBITDA starts with net income and adds back interest, taxes, depreciation, amortization, stock-based compensation and impairment of assets and subtracts out equity in the net loss of equity method investees, net. Genie Energy’s measure of segment level Adjusted EBITDA starts with income (loss) from operations, and adds back depreciation, amortization, stock-based compensation and subtracts out impairment of assets and equity in the net loss of equity method investees, net.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie Energy’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on a consolidated level to facilitate internal and external comparisons to Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie Energy’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to net income for Genie Energy on a consolidated basis and for the Genie Retail Energy (GRE) segment.

NON-GAAP RECONCILIATION

(in $M)	Q120	Q220	Q320	Q420	Q121	Q221	Q321	Q421	2021	2020

Net income (loss) attributable to Genie Energy Limited	$5.8	$2.0	$6.7	$(1.4)	$(2.0)	$5.4	$(2.3)	$28.2	$29.2	$13.2
Net income (loss) attributable to non-controlling interests	0.6	(1.1)	(0.5)	3.4	(0.7)	(0.1)	(0.0)	(0.6)	(1.4)	2.4
Net income (loss)	6.4	0.9	6.2	2.1	(2.7)	5.3	(2.3)	27.6	27.8	15.6

Discontinued operations	(0.0)	1.1	0.1	(2.0)	1.1	3.2	16.4	(24.7)	(4.0)	(0.8)
Provision for income taxes	2.6	1.0	2.4	1.6	0.5	3.2	3.8	1.3	8.8	7.6
Other income, net	0.2	(0.3)	(0.1)	(0.2)	(0.4)	(0.0)	(0.0)	(0.2)	(0.7)	(0.4)
Gain on sale of a subsidiary	-	-	-	-	-	(4.2)	-	-	(4.2)	-
Unrealized gain (loss) on marketable equity securities and investments	-	-	-	(0.3)	(4.1)	(2.9)	5.3	6.7	5.0	(0.3)
Interest income	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.2)
Interest expense	0.1	0.1	0.0	0.1	0.1	0.1	0.1	0.1	0.4	0.3
Income (loss) from operations	9.2	2.7	8.6	1.3	(5.5)	4.5	23.3	10.7	33.1	21.9

Add:
Stock-based compensation	0.5	0.4	0.4	(0.2)	0.6	0.6	0.5	1.3	2.9	1.1
Depreciation and amortization	0.8	0.7	0.7	0.7	0.4	0.3	0.3	0.3	1.3	3.0
Impairment	0.2	0.8	-	0.4	-	-	(0.0)	0.0	-	1.4
Subtract:
Equity in the net income of equity method investees	0.4	(0.3)	0.1	(0.3)	(0.1)	(0.1)	(0.1)	(0.2)	(0.4)	(0.1)
Adjusted EBITDA	$10.3	$5.0	$9.6	$2.5	$(4.4)	$5.5	$24.2	$12.5	$37.7	$27.4

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